Exhibit 99.1

Perkins & Marie Callender's Inc.
6075 Poplar Avenue
Suite 800
Memphis, TN  38119

PRESS RELEASE

FOR IMMEDIATE RELEASE

Contact: Vivian H. Brooks
Phone:  774-452-4270

 RICHARD K. “RICK” ARRAS
TO REJOIN PERKINS RESTAURANT & BAKERY CHAIN AS
PRESIDENT & CHIEF OPERATING OFFICER

Appointment Effective April 19, 2010

Memphis, Tennessee (March 31, 2010) – Perkins & Marie Callender’s Inc. (PMCI), the preeminent family restaurant company in the United States with over 600 locations, is pleased to announce the appointment of Richard K. “Rick” Arras as President and Chief Operating Officer of Perkins Restaurants & Bakeries, effective April 19, 2010.  Mr. Arras served in the same position from 1988 to 1998.

A seasoned and highly regarded restaurant industry executive, Arras most recently served as President and Chief Executive Officer of Boston Market, and has held leadership positions, including President & Chief Executive Officer of Shoney’s Restaurants and President and Chief Operating Officer of Cracker Barrel Old Country Stores throughout his illustrious 30 year career.  A graduate of the United States Military Academy at West Point, Mr. Arras began as a management trainee with Perkins Family Restaurants in 1979 after serving as an officer in the U.S. Army.  While with Perkins he obtained his MBA from Memphis State University.

In his position as President and Chief Operating Officer, Arras will oversee all aspects of operations for over 470 Perkins Restaurants in 34 states and five Canadian provinces.

In making the announcement, Jay Trungale, Chief Executive Officer, PMCI, states, “Rick Arras’ experience as a proven leader in the restaurant industry, coupled with his strategic insight, operations expertise and unparalleled passion for Perkins will be an invaluable asset to our brand and benefit us greatly.  We expect his transition back to Perkins will be seamless, and that his interaction with both corporate and franchise operators will prove to be immediately productive.”

Arras adds, “Despite dramatic changes in our industry over the past several years, fueled primarily by a challenging economy, the staying power of the Perkins brand is phenomenal.  Not only does Perkins operate well in multiple dayparts, it has incredible appeal to a wide range of people.  I truly look forward to once again being an integral part of the strategic development and future of this terrific brand.”

ABOUT PERKINS RESTAURANTS & BAKERIES:

Founded in 1958, Perkins operates 470+ restaurants in 34 states and five Canadian provinces.  The Perkins system includes 163 company-owned and operated restaurants and 314 franchised units.  More than 50% of Perkins Restaurants are located in Minnesota, Pennsylvania, Ohio, Florida and Wisconsin.  More information about Perkins Restaurants & Bakeries can be found as www.perkinsrestaurants.com.

####